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                                                                    EXHIBIT 23.4


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this current report on Form 8-K of our report dated May 10, 1996 previously included in IXC Communications, Inc.'s (IXC) current report on Form 8-K dated April 15, 1998, in IXC's registration statements on Form S-8 (File Nos. 333-11409, 333-18467 and 333-49817) and Amendment No. 1 to registration statements on Form S-3 (File Nos. 333-33421 and 333-52433) and the incorporation by reference in these registration statements of our report dated May 10, 1996 included in Network Long Distance, Inc.'s Form 10-K for the year ended March 31, 1997, and to all references to our Firm included in these registration statements.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Culpeper, Virginia
October 29, 1998